Exhibit 99.1

NETLIST, INC. ANNOUNCES PROPOSED PUBLIC
OFFERING OF COMMON STOCK

IRVINE, CA — February 5, 2014 — Netlist, Inc. (“Netlist” or the “Company”) (NASDAQ: NLST), a leading provider of high performance and hybrid memory solutions for the cloud computing and storage markets, today announced a proposed registered firm commitment underwritten public offering of its common stock, subject to market and other conditions.

Netlist intends to use the net proceeds from the offering, if completed, for general corporate purposes.

Craig-Hallum Capital Group LLC is acting as sole underwriter for the offering.

The shares are being offered pursuant to an effective shelf registration statement on Form S-3 that was previously filed with the Securities and Exchange Commission (SEC). The securities may be offered only by means of a prospectus. The prospectus and a preliminary prospectus supplement related to the offering have been filed with the SEC and are available on the SEC’s website located at http://www.sec.gov and may also be obtained from Craig-Hallum Capital Group, 222 South Ninth Street, Suite 350, Minneapolis, MN 55402, telephone 612-334-6342, email: jack.mccarthy@craig-hallum.com.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor may there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Netlist:

Netlist, Inc. designs and manufactures high-performance, logic-based memory subsystems for server and storage applications for cloud computing. Netlist’s flagship products include HyperCloud®, a patented memory technology that breaks traditional performance barriers, NVvault™ and EXPRESSvault™, the pioneering family of hybrid memory products utilizing both DRAM and NAND Flash that significantly accelerates system performance and provides mission critical fault tolerance, and a broad portfolio of industrial flash and specialty memory subsystems including VLP (very low profile) DIMMs and Planar-X RDIMMs. Netlist has steadily invested in and grown its IP portfolio, which now includes 41 issued patents and more than 29 US and foreign pending patent applications in the areas of high performance memory and hybrid memory technologies.

Netlist develops technology solutions for customer applications in which high-speed, high-capacity, small form factor and efficient heat dissipation are key requirements for system memory. These customers include OEMs that design and build tower, rack-mounted, and blade servers, storage hardware, high-performance computing clusters, engineering workstations and telecommunications equipment. Founded in 2000, Netlist is headquartered in Irvine, CA with manufacturing facilities in Suzhou, People’s Republic of China. Learn more at www.netlist.com.

Company Contact:	Brainerd Communicators, Inc.
Gail M. Sasaki	Corey Kinger/Mike Smargiassi (investors)
Chief Financial Officer	Sharon Oh (media)
(949) 435-0025	NLST@braincomm.com
(212) 986-6667